Exhibit 5.1

February 28, 2011

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Amyris, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about February 28, 2011 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,630,845 shares of the Company’s Common Stock (the “Stock”) subject to issuance by the Company upon the exercise of (a) stock options and purchase rights granted under the Company’s 2010 Equity Incentive Plan, as amended (the “2010 Plan”) or (b) purchase rights granted or to be granted under the Company’s 2010 Employee Stock Purchase Plan, as amended (the “Purchase Plan”). The plans referred to above are collectively referred to in this letter as the “Plans”). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Restated Certificate of Incorporation, certified by the Delaware Secretary of State on September 30, 2010.

(2)	the Company’s Restated Bylaws, certified by the Company’s Secretary on September 30, 2010.

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

(4)	the 2010 Plan.

(5)	the Purchase Plan.

(6)	the prospectuses prepared in connection with the Registration Statement (the “Prospectuses”).

(7)	the minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in the Company’s minute books and the minute books of the Company’s predecessor, Amyris Biotechnologies, Inc., a California corporation (“Amyris California”), that are in our possession.

(8)	the stock records that the Company has provided to us (consisting of (1) a certificate from the Company’s transfer agent dated as of February 25, 2011 verifying the number of the Company’s issued and outstanding shares of capital stock as of December 31, 2010, (2) a certificate from the Company’s transfer agent dated as of February 25, 2011 verifying the number of the Company’s issued and outstanding shares of capital stock as of February 25, 2011 and (3) a list of option and warrant holders describing the Company’s outstanding capital and outstanding rights to purchase capital stock that was prepared by the Company and dated as of February 28, 2010 verifying, among other things, the number of such issued and outstanding securities and securities committed to be issued).

(9)	Verbal confirmation from the Company’s transfer agent on February 28, 2011 that the information in the transfer agent’s certificates described above continues to be true and complete.

(10)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

Based upon the foregoing, it is our opinion that the 2,630,845 shares of Stock that may be issued and sold by the Company upon the exercise of (a) stock options and purchase rights granted or to be granted under the 2010 Plan and (b) purchase rights granted under the Purchase Plan, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

/s/ Fenwick & West LLP